Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (“Agreement”) is being entered into by Retail Properties of America, Inc. (“Employer” or “Company”) and James W. Kleifges (“Employee”) (together, the “Parties”).

1.	RESIGNATION
1.1    Resignation from Employment. Employee and Employer are parties to a Retention Agreement, dated effective as of February 19, 2013 (the “Retention Agreement”). Employee resigned from employment with the Employer effective on May 15, 2013 (the “Resignation Date”). Notwithstanding Employee’s resignation from employment, Employer shall not contest a claim by Employee that Employee’s separation from employment qualifies Employee for unemployment insurance from the Illinois Department of Employment Security (“IDES”). The previous sentence shall not be construed to prevent Employer from providing truthful information in response to inquiries by IDES.

2.	VALUABLE CONSIDERATION
2.1    Severance Package. Employer agrees to provide Employee with the following payments and benefits (“Severance Package”). Employee acknowledges and agrees that the Severance Package constitutes adequate legal consideration for the promises and representations made by him in the Agreement. Receipt of the Severance Package is contingent upon the following conditions: (i) Employee must continue to abide by the covenants regarding confidentiality, non-solicitation and non-disparagement described in Section 11 of the Retention Agreement, and (ii) application of the Recoupment Policy described in Section 6 of the Retention Agreement, the Golden Parachute Payments provision described in Section 7 of the Retention Agreement, and the provisions regarding compliance with Section 409A of the Internal Revenue Code described in Section 13 of the Retention Agreement. Subject to the foregoing, Employer will pay the Severance Payment on or before the thirtieth (30th) day after the Resignation Date.
2.1.1    Severance Payment. Employer agrees to pay Employee a total of $350,000, less all appropriate federal and state income and employment taxes (“Severance Payment”).
2.1.2    Acceleration of Vesting. The vesting of all unvested equity awards granted to Employee that are listed on Exhibit A hereto shall accelerate in full on the Effective Date (as set forth in Section 6.2 below). All other equity awards (or portions thereof) made to the Employee by the Employer that were unvested immediately prior to the Resignation Date will be forfeited as of the Resignation Date. Employer will satisfy the required minimum tax withholding obligation in connection with the vesting of such unvested equity awards by withholding a number of shares of common stock of Employer with a fair market value (based on the closing price of such common stock on the New York Stock Exchange on the vesting date) equal to such minimum tax withholding obligation.
2.2    Employee acknowledges that the benefits described above are over and above anything owed to him by law, contract or under the policies of Employer, and that they are being provided to him expressly in exchange for his entering into this Agreement.

3.	GENERAL RELEASE AND WAIVER
3.1    In consideration of Employer’s promises made within this Agreement, Employee unconditionally, irrevocably and absolutely waives, releases and discharges Employer, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as the past and present employees, officers, directors, agents, successors and assigns of Employer (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment with Employer, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to claims involving intellectual property or innovations that Employee may have worked on or come up with during the period in which he was being compensated by any of the Released Parties, alleged violations of the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, the Illinois One Day Rest in Seven Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Personnel Record Review Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Workers’ Compensation Act and any other statute set forth in Chapter 820 or any other chapter of the Illinois Compiled Statutes that pertains or relates to, or otherwise touches upon, the employment relationship between Employer and Employee, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act, as set forth in this Agreement. Further, nothing in this Section 3.1 shall release any of the Released Parties’ obligations, covenants, and agreements under this Agreement or Employee’s rights under applicable law, the Company’s Bylaws, any Company officer indemnity agreement to which Employee is a party or the Company’s director and officer liability policy to seek indemnity for acts committed, or omissions, within the course and scope of Employee’s employment duties.
3.2    Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
3.3    Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete.
3.4    Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Employer or any of the other Released Parties in any court or with any governmental agency.
3.5    Employee acknowledges and agrees that the general release and waiver clause in this Agreement is an essential and material term of the Agreement, and that without such clause, no agreement would have been reached by the Parties.

4.	ACKNOWLEDGEMENTS BY EMPLOYEE
4.1    Employee acknowledges that he is subject to, and will continue to abide by, all surviving provisions of the Retention Agreement, including, without limitation, the covenants regarding confidentiality, non-solicitation and non-disparagement set forth in Section 11 of the Retention Agreement (the “Covenants”), all of which are incorporated herein by reference as if set forth herein in their entirety. Nothing in this Agreement is intended to modify, supersede or replace any provision, right or obligation of Employee under the Covenants.
4.2    Employee acknowledges that he has been paid all wages, commissions, incentive payments, and bonuses owed to him by Employer, to date, other than accrued but unpaid salary and vacation pay and the Notice Payment (as defined in that certain Resignation Agreement entered into by Empoyer and Employee as of May 15, 2013) to the extent unpaid as of the date hereof.

5.	NON-DISPARAGEMENT
5.1    Employee confirms and agrees that he will not make any oral or written statements to any third party about any of the Released Parties that are either intended or reasonably likely to disparage any of the Released Parties. Employee acknowledges and agrees that the non-disparagement clause in this Agreement is an essential and material term of the Agreement, and that without such clause, no agreement would have been reached by the Parties. Additionally, if Employee is compelled by the legal process to provide statements, information, or testimony regarding his employment with any of the Released Parties, he will do so in a truthful manner, and doing so is not a breach of the terms of this Agreement.
5.2    Employer shall direct the members of its Board of Directors, its executive officers and its Director of Human Resources that, during their service for Employer, they shall not make any oral or written statements to any third party about Employee that are either intended or reasonably likely to disparage Employee; provided that if compelled by the legal process to provide statements, information or testimony regarding Employee, they should do so in a truthful manner, and doing so is not a breach of this Agreement.

6.
OLDER WORKERS’ BENEFIT PROTECTION ACT. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.

6.1    Acknowledgements/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given twenty-one (21) days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21‑day period at Employee’s option); and (e) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
6.2    Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee’s revocation must be in writing and received by Dennis K. Holland, the Company’s Executive Vice President and General Counsel, 2021 Spring Road, Suite 200, Oak Brook, IL 60523 by 5:00 p.m. Central Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package shall become due and payable in accordance with Section 2 above after the Effective Date.
6.3    Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act.

7.	CONFIDENTIALITY/RETURN OF COMPANY PROPERTY
7.1    Employee represents and warrants that as of the Resignation Date, he will have returned all property belonging to Employer. Such property includes, but is not limited to, keys, passwords, access cards, credit or phone cards, any computer hardware or software, any products relating to Employer or its competition, any design work, product engineering, test results, customer information, pricing and cost information, financial data or information, any vendor samples or information, management materials, including all correspondence, manuals, letters, notes, notebooks, data report programs, plan proposals, and other confidential, proprietary and/or trade secret information, regardless of whether the information is in written, printed, electronic, or other form and regardless of whether it was written or compiled by Employee or other persons, as well as any and all other property that comprises property owned by Employer. Employee agrees that he will not retain any originals or copies of any Employer property, whether prepared or created by Employee or otherwise coming into Employee’s possession or control in the course of his employment with Employer. Employee agrees to keep the terms of the Agreement confidential between him and Employer, except that he may tell his immediate family and attorney or accountant, if any, as needed, but in no event should he discuss the Agreement or its terms with any current or prospective employee of Employer; provided that the obligations in this sentence shall not apply after any public disclosure of this Agreement or its material terms by Employer.

8.	MISCELLANEOUS
8.1    The Parties agree that this Agreement, including the surviving provisions of the Retention Agreement expressly incorporated herein by reference, set forth the entire agreement between them and supersedes all other written or oral understandings or contracts. This Agreement may not be modified or amended except by a written instrument executed by both of the Parties.
8.2    The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.
8.3    Each of the Parties to this Agreement represents and warrants that: (a) no other person or entity has or has had any interest in the claims released under this Agreement and (b) he, she or it has not assigned, transferred, conveyed, subjected to a security interest, or otherwise encumbered or impaired in any way any of the claims released under this Agreement.
8.4    In the event any provision of this Agreement is adjudicated to be unenforceable in whole or in part, the Parties intend for such provision to be modified to the extent necessary to render it enforceable, or alternatively, excised from the Agreement without affecting the validity of the remaining provisions of the Agreement.
8.5    By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. This Agreement is not an admission of wrongdoing or liability by either Employer or Employee and shall not be used or construed as such in any legal or administrative proceeding.
8.6    This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
8.7    This Agreement shall be subject to and construed in accordance with the laws of the State of Illinois. Venue shall be in DuPage County for any disputes arising out of the interpretation or enforcement of this Agreement.
8.8    This Agreement is binding on and inures to the benefit of Employer, its successors and assigns, and is binding on and inures to the benefit of Employee, his heirs and assigns.
8.9    This Agreement may be executed in counterparts. Signatures transmitted electronically are as effective as original signatures.
8.10    Each person signing this Agreement hereby expressly represents and warrants that he is expressly authorized in law and in fact to do so individually and/or on behalf of any entity listed herein as a signatory of this Agreement.
HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT,

THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE		RETAIL PROPERTIES OF
AMERICA, INC.

/s/ James W. Kleifges		By:	/s/ Dennis K. Holland
James W. Kleifges			Name: Dennis K. Holland
Title: Executive Vice President, General Counsel and Secretary
Date:	5/15/2013	Date:	5/15/2013

Exhibit A
Unvested Equity Awards
Restricted Stock Award Agreement dated as of April 12, 2011 pursuant to which Employee was granted 728 shares of common stock of Employer, all of which remain unvested
Restricted Stock Award Agreement dated as of April March 13, 2012 pursuant to which Employee was granted 3,704 shares of common stock of Employer, all of which remain unvested
Restricted Stock Award Agreement dated as of February 21, 2013 pursuant to which Employee was granted 5,057 shares of common stock of Employer, all of which remain unvested